NEGOTIATED 311 TRANSPORTATION SERVICE AGREEMENT

BY AND BETWEEN

CORNING NATURAL GAS CORPORATION

AND

FORTUNA ENERGY INC.

THIS AGREEMENT, dated January 11, 2010 between Corning Natural Gas Corporation ("CNGC" and a "Party" hereto), a New York Corporation, and Fortuna Energy Inc. ("Fortuna" and a "Party" hereto), a Delaware Corporation, sets forth the agreement of the Parties with respect to the transportation of natural gas in order to provide 311 transportation service for Fortuna's deliveries across the CNGC system for redelivery into the Interstate Transmission System(s).

WHEREAS, the Parties desire to enter into a transportation agreement. In order to accomplish this goal, the Parties contemplate that Fortuna will deliver natural gas to be transported hereunder and that CNGC will provide transportation service for such natural gas supplies from the Receipt Point to the Delivery Point (as said terms hereafter are defined); and

WHEREAS, Fortuna or its agent/supplier has made or will have made arrangements for transportation of said supply of natural gas to said facilities of CNGC:

NOW, THEREFORE, in consideration of the mutual promises made herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

    DEFINITIONS

    The following capitalized terms are used in this Agreement as defined below.

    "Access Agreement" refers to a contract between CNGC and Fortuna dated April 1, 2006, that specifies the obligation of both parties with respect to Fortuna having access to the CNGC transmission and distribution system.

    "Commencement Date" shall mean the date that CNGC notifies Fortuna that CNGC stands ready to transport gas from the Receipt Point to the Delivery Point(s) pursuant to this Agreement.

    "Compressor Station" shall mean the compressor station that Fortuna will construct for CNGC on CNGC's property at the location specified on the attached facilities map, which station is also referred to as the Maxwell Compressor Station.

    "Delivery Point(s)" shall mean the interconnection of CNGC's pipelines and the Dominion Transmission System (or other systems that qualify under the 311 Transportation Agreement) downstream of the Maxwell Compressor Station.

    "Gas" shall mean natural gas that is received by CNGC at the Receipt Points and delivered by CNGC to the Delivery Point(s) for Fortuna.

    "Incremental Revenue" refers to a combination of 1) monthly revenue received in the Root Agreement over and above volumetric revenue generated by the first * mmbtu/day and 2) monthly revenue received in this 311 Transportation Agreement.

    "Interruption" shall mean the total or partial cessation for Transportation Service, whether due to capacity constraints, force majeure or any other cause whatsoever.

    "Interstate Transmission System" shall mean the Dominion Transmission Inc. (DTI) or any other piping network that CNGC would connect to requiring it to utilize its FERC approved article 311 Certificate.

    "Maximum Daily Transportation Quantity" or "MDTQ" shall mean the maximum daily quantity of Gas which CNGC agrees to transport from the Receipt Point. The MDTQ shall be [*] MMBtu per day. This volume shall be subject to annual review and may be revised in the form of a contract addendum. The MDTQ shall be a higher volume if it is determined by both parties that incremental volume can be transported from the Receipt Point to the Delivery Point through the existing or pipeline infrastructure and the interconnection points on the Interstate Transmission Systems,

    "Receipt Point" shall mean the interconnection of CNGC's Root pipeline and CNGC's Line 4.

    "Root Agreement" refers to a particular previously executed agreement between CNGC and Fortuna that specifies the construction, operational, financial and transport obligations of each party associated with the creation and operation of the so-called "Root Well Interconnect." This agreement was executed November 1, 2008.

    "Tap Agreement(s)" refers to one or more contracts between CNGC and Fortuna that is specific to an interconnect point within the Gas transportation system. A Tap Agreement articulates the construction and operational responsibilities of each interconnecting party.

    "Transportation Quantity" refers to the quantity of Gas that may be delivered each day during the term of this Agreement to CNGC which CNGC agrees to transport and deliver.

    "Transportation Service" shall mean transportation of gas over the CNGC system from the receipt point for re-delivery into the Dominion Interstate Transmission system or other pipeline systems that qualify under the FERC approved article 311 Certificate.

    CHARACTER OF SERVICE
      On each day that this Agreement is in effect after the Commencement Date, Fortuna may make available and deliver to CNGC any quantity of Gas up to the MDTQ. CNGC shall, on such day, receive such Gas at the Receipt Point and shall transport and deliver the actual volume received at the Receipt Point. Transportation Service will be provided from the Receipt Point to the Delivery Point(s) at a pressure between 124 and 250psig, with the exception that if Fortuna delivers gas at the Receipt Point at less than 250psig, CNGC's obligation to redeliver will be reduced to the maximum capacity of CNGC' s Root pipeline.
      Transportation Service under this Agreement shall be provided by CNGC pursuant to the terms hereof. CNGC shall have no obligation to provide Transportation Service under this Agreement on terms other than the terms as described herein.
      CNGC will, within operational constraints, move Fortuna gas to on-system sales as designated by Fortuna before gas is transported to the Interstate Transmission System(s).
      In order to efficiently complete the facilities for the transportation of Gas as contemplated by this Agreement, Fortuna will sell and transfer to CNGC for a total consideration of * all rights and title to that particular 6" diameter pipeline, having an MAOP of 1,440psig, that runs from the Fortuna Maxwell interconnect property to the Dominion Transmission Ryers Creek interconnect property.
    REGULATORY APPROVALS AND PERMITS

    CNGC will be responsible for securing and will obtain all necessary regulatory approvals and permits required for its full performance under this Agreement.

    GAS QUALITY
      Gas quality considerations shall be governed by the "Tap Agreement" between CNGC and Fortuna. CNGC will not be obligated to deliver gas supplies into the Interstate Transmission System(s) that do not comply with that company's minimum gas quality standards.
      CNGC will deliver into the Interstate Transmission System Gas of comparable quality to the Gas delivered by Fortuna at the Receipt Point. If the Gas delivered into the Interstate Transmission System is contaminated and the contamination is deemed to be caused by CNGC or its transportation system, CNGC will pay for resulting transmission charges from the Interstate Transmission System caused by such incident. If the Gas delivered into the CNGC system or the Interstate Transmission System is contaminated and such contamination is caused by Fortuna or its system, Fortuna will to pay for CNGC and Interstate Transmission System charges caused by such incident.
    RESPONSIBILITY FOR GAS DURING TRANSPORTATION SERVICES

    Gas shall remain the property of Fortuna, its agent or designee while being transported and delivered by CNGC. Gas shall be deemed to be in the control and possession of CNGC after such Gas shall have been received at the Receipt Point by CNGC and until Gas is delivered to the Delivery Point by CNGC. Fortuna agrees that CNGC shall not be responsible for Gas when Gas in not in CNGC's control or possession. CNGC shall be responsible for Gas when the Gas is in CNGC's control and possession.

    RATES FOR TRANSPORTATION SERVICES
      CNGC will charge to Fortuna a transportation fee for all Gas it flows from the Receipt Point to the Delivery Point. The transportation fee shall be calculated and billed at the rate of [*] . As further inducement, Fortuna will guarantee CNGC a minimum Incremental Revenue for a period of [*] from the Commencement Date to reserve capacity matching the Maximum Daily Transportation Quantity from the Root interconnect on line 4 into the Interstate Transmission System. Accordingly, for the [*] from the Commencement Date, Fortuna will pay to CNGC a minimum [*] per month regardless of the amount of Gas transported by CNGC under this Agreement.
      All deliveries into Compressor Station will be charged for actual compressor fuel used plus or minus CNGC's the then applicable pipeline loss factor. (This factor is currently .5%.)
      All Bradley Station and CNGC system deliveries will be charged under the pre-existing Access and Transportation agreements.
      Other Gas producers may flow Gas through this infrastructure if Fortuna is not utilizing the MDTQ on a daily basis. CNGC will not charge a transportation rate for a third party use that is less than the rate negotiated with Fortuna under this agreement and the Root Agreement. Any revenues received from any 3rd party will reduce the amount of Incremental Revenue required to be paid by Fortuna for that particular month.
    ADDITIONAL CHARGES DUE CNGC
      In the event that transportation of Gas under this Agreement requires CNGC to incur additional costs including so-called overrun penalties or parking fees, [*] .
      [*]
    BILLING AND PAYMENT
      CNGC shall render a monthly statement of charges for Transportation Services hereunder. Such charges shall be due and payable in [*] days.
      Bills rendered to Fortuna or its agent for which payment has not been received within [*] days from the date of the bill shall be considered past due and bear interest at a rate of [*] per month and any unpaid balance not in dispute from the date of receipt thereof until the date of payment.
    COMPRESSOR STATION CONSTRUCTION
      A requirement of the transportation of Gas from the Receipt Point to the Delivery Point is an increase in pressure from the 124 - 250 psig at the Receipt Point to a pressure of approximately 1100 psig at the Delivery Point. The Compressor Station is required to accomplish this increase in pressure of the Gas. Fortuna, as a general contractor, will construct for CNGC the Compressor Station on CNGC's property at the location specified on the attached facilities map.
      [*]
    OPERATION OF COMPRESSOR STATION
      It is the intention of the Parties that CNGC will operate the Compressor Station during the term of this Agreement. During the first six months of operation of the Compressor Station, Fortuna will provide to CNGC at no cost technical support and complete training in the proper operation of the Compressor Station.
      [*]
      At its option Fortuna may take over the operation of the Compressor Station during the term of this Agreement for a monthly fee to be agreed upon by the Parties.
    OWNERSHIP OF FACILTIES

    To facilitate performance of 311 transportation under this Agreement CNGC will own and maintain the Compressor Station and the 6" diameter pipeline that runs from the Fortuna Maxwell interconnect property to the Dominion Transmission Ryers Creek interconnect property (referred to in Section 2(d) above).

    TERM OF THE AGREEMENT

    The term of the Agreement shall be Fifteen (15) years from the Commencement Date. Thereafter, this Agreement will be deemed to run month to month, unless either Party provides six months notice to terminate this agreement. Notwithstanding the above, Fortuna in its sole discretion has the right after ten (10) years from the Commencement Date to terminate this Agreement by providing to CNGC at that time six (6) months notice in writing. CNGC will be reimbursed for all costs not recovered resulting from such early termination of the Agreement

    COMMERCIAL MEDIATION

    In the event that one or both Parties may claim an event of default or breach of this Agreement by the other Party, the injured Party is required to provide to the other Party Notice of the event of default of breach pursuant to Section 20 herein below. Within twenty five (25) days of the receipt of such Notice, both Parties shall meet to review the circumstances of the claimed event of default or breach. In the event that the Parties are not able to resolve the issue(s) giving rise to the claim of default or breach, upon agreement by both Parties, they may pursue an alternate dispute resolution process through Commercial Mediation with an independent mediator in lieu of the right to seek relief through litigation in the Court system.

    FORCE MAJEURE

    The Parties hereto shall be excused from performing hereunder and shall not be liable for damages or otherwise if and to the extent they shall be unable to do so or are prevented from doing so by statute or regulation or by action or inaction (including the failure of issue necessary permits) of any court or public authority having or purporting to have jurisdiction over the substance of this Agreement, provided that such government action has been resisted and/or attempted to have been prevented in good faith by all reasonable means; or by reason of storm, flood, fire, earthquake, explosion, civil disturbance, labor dispute, act of God or the public enemy, restraint by court or regulatory agency, or any other cause, whether or not similar thereto, beyond the reasonable control of the affected party; provided however, that the occurrence of any of the foregoing shall not relieve either Party of the obligation to make payments, the obligation with respect to which was incurred prior to the onset of the force majeure event, provided, however, that if Fortuna is unable to have Gas delivered at the Receipt Point and CNGC is otherwise able to provide service hereunder, there shall be no reduction in the payments. Fortuna shall be excused from making payments or performing hereunder to the extent that CNGC is unable to perform hereunder as a result of a force majeure event. If an occurrence of force majeure renders either party of this Agreement unable to observe or perform, in whole or in part, any of its covenants or obligations, then the party subject to the force majeure occurrence will give the other Party notice and full particulars of the occurrence in writing or by telecopies as soon as reasonably possible but not later than two (2) business days following the date of the occurrence. Each party shall have the obligation to act in good faith and use diligent efforts to overcome and remedy the circumstances giving rise to the force majeure.

    INDEMNIFICATION

    Each of the Parties will indemnify and hold harmless the other from and against any and all loss, cost, damage, liability, penalty, claim and expense of every kind and nature whatsoever (including, without limitation, court cost, expenses and reasonable attorney's fees) arising out of and in any manner caused by its gross negligence or intentional misconduct, including acts of its employees, agents, or subcontractors pursuant to or in connection with this Agreement, other than any loss, cost, damage, liability, penalty, claim or expense which arises in part out of the contributory negligence of the other Party (in which event, the indemnifying Party will indemnify and hold the other Party harmless only to the extent of the indemnifying Part's contribution to such a loss, cost, damage, liability, penalty, claim or expense) and other than any amounts paid in settlement by Party of any claim or litigation effected without the consent or approval of the other Party (which consent shall not be unreasonably withheld or delayed). In no event shall either Party hereto be liable to the other Party for indirect, special or consequential damages (including any damages incurred by entities or persons that are not Parties) resulting from a failure to perform hereunder.

    TAXES

    Any additional taxes, including without limitation, taxes on Transportation of Gas by CNGC, but excluding CNGC's income and property taxes, (except as relating to the compressor station) that are incurred by CNGC as a result of this Agreement shall be the obligation of and paid by Fortuna as and when due, except to the extent such .taxes exist at the time of execution hereof.

    OTHER AGREEMENTS

    This Agreement is intended to work in conjunction with the existing Tap Agreement(s) between CNGC and Fortuna and existing Access Agreement(s) between CNGC and Fortuna.

    MODIFICATIONS

    This Agreement may not be modified or amended except in writing signed by or on behalf of both Parties by their duly authorized officers.

    NOTICES

All notices required or permitted under this Agreement to be given in writing shall be deemed to have been given when delivered personally or deposited in the mails, by certified mail, addressed to the party to whom notice is being given at its address set forth below. Either Party may change its address by written notice similarly given.

If to CNGC:	If to Fortuna:
Russ Miller	Tom Cassetta
Corning Natural Gas Corporation	Fortuna Energy Inc.
330 West William Street	337 Daniel Zenker Drive
Corning, NY 13430	Horseheads, NY 14845
Phone: 607-936-3755	Phone: (607) 562-4017

1. CONTINUING JURISDICTION OF GOVERNMENTAL AUTHORITY

This Agreement, and all rights, obligations, and performances of the Parties hereunder, are subject to all present and future applicable federal, state, and local laws and to all present and future duty issued and promulgated orders, regulations, requirements and other duly authorized actions of any governmental authority having jurisdiction over the subject matter hereof, Compliance by CNGC with any order of NYSDPS or any federal, state, or local government authority acting under claim of jurisdiction issued before or after the effective date of this Agreement shall not be deemed to be breach hereof.
  SUCCESSORS; ASSIGNMENT

  Any Party that shall succeed by purchase, merger or consolidation to the properties, substantially as an entirety, of CNGC or Fortuna, as the case may be, shall be entitled to the rights and shall be subject to the obligations of its predecessor in title under this Agreement.

  RIGHT OF FIRST REFUSAL TO PURCHASE ASSETS
      Effective at the end of the term hereof Fortuna shall have the option to purchase and remove the equipment and facilities at the Compressor Station owned by CNGC for a price of [*] . Fortuna shall also have the option to purchase from CNGC for a price of [*] the 6" diameter pipeline that runs from the .Fortuna Maxwell interconnect property to the Dominion Transmission Ryers Creek interconnect property (referred to in Section 2(d) above).
      Such option(s) shall be exercised by Fortuna providing written notice to its desire to exercise such option(s), no later than three (3) months after the termination of this agreement at which time Fortuna will make arrangements with CNGC at Fortuna's sole cost for removal of such equipment. CNGC shall execute and deliver any and all documents required to effect the transfer of ownership within one (1) month from the date when such notice is received, and CNGC shall execute and deliver any and all documents required to effect the transfer of ownership; provided however that Fortuna shall pay for any external cost (such as registration) required and related to such documentation and also pay costs associated with necessary supervision by CNGC on the physical removal of such equipment.
  GOVERNING LAW and INTERPRETATION

The interpretation and performance of this Agreement shall be in accordance with and controlled exclusively by the laws of the State of New York, without regard to rules governing a conflict of laws between two or more States or between the Country of Canada and the United States.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective representative, thereunto duly authorized, as of the day and date first above-written.

CORNING NATURAL GAS CORPORATION

By: ______________________________

Russell S. Miller

Vice President Gas Supply & Marketing

FORTUNA ENERGY INC.

By: ______________________________

Jeff Bowers, Operations Lead, for

Russell Erlandson

Production Superintendant

Corning Gathering & Transport Fees for Fortuna Energy Inc.

[*]

MAXWELL COMPRESSOR SITE

South of County Route 120 & Thurber Road, Town of Caton